Calculation of Filing Fee Tables
S-3
Helmerich & Payne, Inc.
Table 1: Newly Registered and Carry Forward Securities
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Debt	Debt Securities	457(r)				0.0001531
Fees to be Paid	2	Equity	Preferred Stock, no par value	457(r)				0.0001531
Fees to be Paid	3	Equity	Common Stock, par value $0.10 per share	457(r)				0.0001531
Fees to be Paid	4	Other	Warrants	457(r)				0.0001531
Fees to be Paid	5	Other	Rights	457(r)				0.0001531
Fees to be Paid	6	Other	Units	457(r)				0.0001531
Fees to be Paid	7	Other	Guarantees of Debt Securities	Other				0.0001531	$ 0.00
Fees to be Paid	8	Debt	Helmerich & Payne International Drilling Co. Debt Securities	457(r)				0.0001531
Fees to be Paid	9	Other	Helmerich & Payne International Drilling Co. Guarantees	Other				0.0001531	$ 0.00
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 0.00		$ 0.00
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 0.00
Offering Note
[1]	(a) There is being registered hereunder such indeterminate number or amount of securities identified in the table as may from time to time be issued at indeterminate prices and as may be issuable upon conversion, redemption, exchange, exercise or settlement of any securities registered hereunder, including under any applicable anti-dilution provisions. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder or other securities. Separate consideration may or may not be received for securities that are issuable on exercise, conversion, redemption, settlement or exchange of other securities. (b) In reliance on Rule 456(b) and Rule 457(r) under the Securities Act of 1933, as amended (the "Securities Act"), the registrant hereby defers payment of the registration fee required in connection with this registration statement. In connection with the securities offered hereby, the registrant will pay "pay-as-you-go registration fees" in accordance with Rule 456(b).

[2]	See offering note 1.

[3]	See offering note 1.

[4]	See offering note 1.

[5]	See offering note 1.

[6]	See offering note 1.

[7]	See offering note 1(a). One or more subsidiaries of Helmerich & Payne, Inc., including Helmerich & Payne International Drilling Co., may fully and unconditionally guarantee any series of debt securities of Helmerich & Payne, Inc. Pursuant to Rule 457(n) under the Securities Act, no separate fee is payable with respect to the guarantees of the debt securities being registered.

[8]	See offering note 1.

[9]	See offering note 1(a). Helmerich & Payne, Inc. may fully and unconditionally guarantee any series of debt securities of Helmerich & Payne International Drilling Co. Pursuant to Rule 457(n) under the Securities Act, no separate fee is payable with respect to the guarantees of the debt securities being registered.